Exhibit 99.1

For more information:	Investor Relations;
John Ritchie	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3239
650-357-3500

EFI Reports Third Quarter 2007 Results

Revenues of $158.3 million, GAAP EPS $0.13, Non-GAAP EPS $0.34

Company current with SEC filings, resumes buy back program

Foster City, Calif. – October 23, 2007 – EFI (Nasdaq: EFII), the world leader in customer-focused digital printing, announced today its results for the third quarter of 2007. For the quarter ended September 30, 2007, the Company reported revenues of $158.3 million, up approximately 15% when compared to third quarter 2006 revenue of $138.2 million. For the nine months ended September 30, 2007 revenues were $468.6 million, up approximately 14% when compared to $411.2 million in the same period in 2006.

Non-GAAP net income was $22.3 million or $0.34 per diluted share in the third quarter of 2007, up approximately 17% when compared to $18.5 million or $0.29 per diluted share for the same period in 2006.

Non-GAAP net income was $63.5 million or $0.96 per diluted share for the nine months ended September 30, 2007, up 14% from $55.0 million or $0.84 per diluted share for the same period in 2006.

GAAP net income was $8.1 million or $0.13 per diluted share in the third quarter of 2007, compared to a net loss of $27.7 million or $0.49 per diluted share for the same period in 2006.

GAAP net income was $19.8 million or $0.32 per diluted share for the nine months ended September 30, 2007, compared to a net loss of $3.7 million or $0.07 per diluted share for the same period in 2006.

Non-GAAP net income is computed by adjusting GAAP net income by the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses, certain tax charges, as well as other non-recurring charges and gains.

“While we are pleased that we were able to achieve 15% year-over-year revenue growth in the third quarter, the revenue shift to the lower margin inkjet business negatively impacted our earnings per share,” said Guy Gecht, CEO of EFI. “Our inkjet business, which grew 36% year-over-year, including a record quarter for ink revenues largely offset the Fiery business, which came in below revenue expectations. We look for this trend to continue in Q4, as we maintain the strong growth in our inkjet business, putting continued pressure on margins.” Mr. Gecht continued, “We are pleased that we have concluded the restatement of our financials and are now current with our SEC filings, allowing us to resume our share buyback activity.”

Outlook for Q4 2007

•	For the fourth quarter of 2007, the Company expects revenues in the range of $160 million to $165 million.

•	For the fourth quarter of 2007, the Company expects non-GAAP earnings per share of $0.35 to $0.38.

•	For the fourth quarter of 2007, the Company expects GAAP earnings per share of $0.23 to $0.26.

•	For fiscal 2007, the Company expects a non-GAAP tax rate of 24% to 25%.

GAAP net income outlook includes an estimated charge related to stock-based compensation expense in accordance with FAS 123R. This estimate is subject to change. Both the non-GAAP and the GAAP earnings estimates include the 9.1 million shares related to the Company’s contingently convertible debt when dilutive to earnings.

Reconciliation of non-GAAP to GAAP EPS estimates

	Three Months Ended December 30, 2007
Non-GAAP EPS estimate	$0.35	$0.38

Amortization of acquisition-related intangibles – pre tax	$(0.13)	$(0.13)

Amortization of stock based compensation – pre tax	$(0.07)	$(0.07)

Tax effect of non-GAAP adjustments	$0.08	$0.08

GAAP EPS estimate	$0.23	$0.26

EFI will discuss the Company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Non-GAAP Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use a non-GAAP measure of net income that is GAAP net income adjusted to exclude certain recurring and non-recurring costs, expenses and gains. Our non-GAAP net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income by adjusting GAAP net income with the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses, certain tax charges, as well as non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements in this press release include “Our inkjet business, which grew 36% year-over-year, including a record quarter for ink revenues largely offset the Fiery business, which came in below revenue expectations… We look for this trend to continue in Q4, as we maintain the strong growth in our inkjet business, putting continued pressure on margins… For the fourth quarter of 2007, the Company expects revenues in the range of $160 million to $165 million… For the fourth quarter of 2007, the Company expects non-GAAP earnings per share of $0.35 to $0.38… For the fourth quarter of 2007, the Company expects GAAP earnings per share of $0.23 to $0.26… For fiscal 2007, the Company expects a non-GAAP tax rate of 24% to 25%… GAAP net income outlook includes an estimated charge related to stock-based compensation expense in accordance with FAS 123R. This estimate is subject to change.”

Past performance is not necessarily indicative of future results. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results, which include, but are not necessarily limited to, the following: (1) management’s ability to forecast revenues, expenses and earnings, especially on a quarterly basis; (2) unexpected declines in revenues or increases in expenses; (3) any additional costs and expenses related to the investigation into the Company’s past stock option grants and stock option grant practices; (4) the restatement of or significant adjustments to the Company’s reported historical results for prior periods; (5) the potential adverse impact of litigation relating to the Company’s past stock grants and stock option practices; (6) the possibility of additional litigation and governmental actions relating to our past stock grants and stock option practices; (7) current world-wide financial, economic and political difficulties and downturns, including adverse variations in foreign exchange rates, that could affect demand for our products; (8) a significant decline or delay in demand for our products by any of our important OEM partners; (9) the unpredictability of development schedules and commercialization of the products manufactured and sold by our OEM partners; (10) variations in growth rates or declines in the printing and imaging markets across various geographic regions; (11) changes in historic customer order patterns, including changes in customer and channel inventory levels; (12) changes in the mix of products sold leading to variations in operating results; (13) the uncertainty of market acceptance of new product introductions; (14) delays in product deliveries that cause quarterly revenues and income to fall significantly short of anticipated levels; (15) competition and/or market factors, which may adversely affect margins; (16) competition in each of our businesses, including competition from products internally developed by EFI’s customers; (17) excess or obsolete inventory and variations in inventory valuation; (18) intense competition in the industrial and commercial digital inkjet market; (19) the uncertainty of continued success in technological advances, including development and implementation of new processes and strategic products; (20) the challenges of obtaining timely, efficient and quality product manufacturing; (21) litigation involving intellectual property rights or other related matters; (22) our ability to adequately and timely service our debt; (23) our ability to successfully integrate acquired businesses, without operational disruption to our existing businesses; (24) the potential that investments in new business strategies and initiatives could disrupt the Company’s ongoing businesses and may present risks not originally contemplated; (25) the potential loss of sales, unexpected costs or adverse impact on relations with customers or suppliers as a result of acquisitions; (26) differences between the financial results as filed with the SEC and the preliminary results included in our earnings press releases due to the complexity in accounting rules; and (27) any other risk factors that may be included from time to time in the Company’s SEC reports.

EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Factors That Could Adversely Affect Performance” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics for Imaging, Inc. / EFI

EFI (www.efi.com) is the world leader in customer-focused digital printing innovation. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; VUTEk® superwide digital inkjet printers, UV and solvent inks; Jetrion® industrial inkjet printing systems; print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.

Electronics for Imaging, Inc.

Condensed Consolidated Statements of Income

	Nine Months Ended September 30,		Three Months Ended September 30,
(in thousands, except per share data) (unaudited)	2007	2006	2007	2006
Revenue	$468,567	$411,199	$158,295	$138,212
Cost of revenue	192,291	164,888	66,089	56,036

Gross profit	276,276	246,311	92,206	82,176
Operating expenses:
Research and development	107,630	94,190	36,957	32,282
Sales and marketing	89,903	72,462	30,117	23,711
General and administrative	53,660	31,071	15,723	12,511
Acquisition and intangible amortization costs	26,085	26,821	8,655	8,767

Total operating expenses	277,278	224,544	91,452	77,271

Income (loss) from operations	(1,002)	21,767	754	4,905
Interest and other income, net:
Interest and other income	22,216	16,878	7,709	6,730
Gain on sale of product line	—	6,995	—	—
Interest expense	(3,751)	(3,754)	(1,250)	(1,251)

Total interest and other income, net	18,465	20,119	6,459	5,479

Income before income taxes	17,463	41,886	7,213	10,384
Provision for income taxes	2,384	(45,562)	892	(38,112)
Net income	$19,847	$(3,676)	$8,105	$(27,728)

Fully Diluted EPS calculation
Net income	$19,847	$(3,676)	$8,105	$(27,728)

After-tax adjustment of convertible debt-related costs	2,250	—	750	—

Income for purposes of computing diluted net income per share	$22,097	$(3,676)	$8,855	$(27,728)

Net income per diluted common share	$0.32	$(0.07)	$0.13	$(0.49)

Shares used in diluted per share calculation	68,598	56,518	68,725	56,267

Electronics for Imaging, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

	Nine Months Ended September 30,		Three Months Ended September 30,
(In thousands, except per share data) (unaudited)	2007	2006	2007	2006
Net income	$19,847	$(3,676)	$8,105	$(27,728)

Acquisition and intangible amortization costs	26,085	26,821	8,655	8,767
Write-off of abandoned acquisition costs	1,393	—	—	—
Adjustment to allowance for bad debt	—	(3,773)	—	—
Gain on sale of product line	—	(6,995)	—	—
Special committee investigation costs	14,463	—	3,122	—
Stock based compensation expense – Cost of revenue	1,681	1,162	572	490
Stock based compensation expense – Research and development	9,642	5,661	4,348	2,301
Stock based compensation expense – Sales and marketing	3,589	2,178	1,260	898
Stock based compensation expense – General and administrative	7,762	7,446	2,649	2,855
Severance costs	1,501	—	1,501	—

Tax effect of non-GAAP adjustments	(22,444)	26,195	(7,929)	30,917

Non-GAAP net income	$63,519	$55,019	$22,283	$18,500

After-tax adjustment of convertible debt-related expense	2,250	2,250	750	750

Income for purposes of computing diluted non-GAAP net income per share	$65,769	$57,269	$23,033	$19,250

Non-GAAP net income per diluted common share	$0.96	$0.84	$0.34	$0.29

Shares used in per share calculation	68,598	68,429	68,725	66,663

Electronics for Imaging, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)	September 30, 2007	December 31, 2006
Assets
Cash, cash equivalents and short-term investments	$549,963	$510,171
Accounts receivable, net	97,245	96,252
Inventories, net	37,438	35,225
Other current assets	26,618	13,199

Total current assets	711,264	654,847

Property and equipment, net	56,985	52,646
Restricted investments	88,580	88,580
Goodwill	211,624	212,992
Intangible assets, net	94,097	120,030
Other assets	36,489	15,557

Total assets	$1,199,039	$1,144,652

Liabilities & Stockholders’ equity

Current Portion of Long-term obligations	$240,000	$240,000
Accounts payable	44,358	41,834
Accrued and other liabilities	82,172	89,415
Income taxes payable	13,082	21,823

Total current liabilities	379,612	393,072
Long term taxes payable	23,032	—

Total liabilities	402,644	393,072

Total stockholders’ equity	796,395	751,580

Total liabilities and stockholders’ equity	$1,199,039	$1,144,652

Revenue Break-Down

	Nine Months Ended September 30,		Three Months Ended September 30,
(in thousands) (unaudited)	2007	2006	2007	2006
Revenue by Product
Controller products	$243,741	$229,700	$78,952	$78,199
Inkjet products	159,987	125,760	57,057	42,083
Professional printing applications	64,839	55,739	22,286	17,930

Total	$468,567	$411,199	$158,295	$138,212

Revenue by Geographic Area
Americas	$250,232	$217,062	$84,609	$71,639
Europe	161,667	126,726	53,808	37,825
Japan	42,977	51,121	14,768	23,224
Rest of World	13,691	16,290	5,110	5,524

Total	$468,567	$411,199	$158,295	$138,212